UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  February 20, 2009

PUREDEPTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	None	20-4831825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Twin Dolphin Drive, Suite D
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-0800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009, the Board of Directors of PureDepth, Inc. (the “Company”) approved the cancellation of certain options previously granted to the executive officers and certain directors of the Company and, effective February 23, 2009, granted new options to those executive officers and directors.  The Board took this action in light of the recent trading prices for the Company’s common stock and in order to provide adequate performance and retention incentives.  The executive officers and directors included in this option exchange, together with the number and exercise prices of shares subject to previously outstanding options which were cancelled and the respective new option grants which were issued are as follows:

Name	Title	Number of Shares Subject to Outstanding Options Cancelled (1)	Exercise Price of Shares Subject to Options Cancelled	Number of New Options Granted
Andy L. Wood	Chief Executive Officer and Director	3,400,000	$0.29	3,400,000
Jonathan J. McCaman	Chief Financial Officer and Secretary	250,000	$2.20	250,000
John Blair	Director	375,000	$0.27	375,000
Kristin Bowman	Director	375,000	$0.28	375,000
Mark Kalow	Director	375,000	Range from $0.27 to $3.51	375,000

(1) Optionees were required to cancel vested shares subject to outstanding options, to the extent available.  Any shares subject to an option which were not cancelled remain outstanding on the initial terms of such option.

In addition, Mr. McCaman was granted on February 23, 2009 an additional option to purchase 400,000 shares of the Company’s common stock.  David Teece, who became a director of the Company on November 25, 2008 and received an option grant to acquired 375,000 share of the Company’s common stock in connection therewith, did not receive any new option grants.

All of the new options granted will vest monthly over three years from the grant date with an exercise price equal to the closing price of the Company’s common stock on February 23, 2009 as reported by the OTC Bulletin Board, $0.15 per share, and are subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement.

With respect to the options granted to Mr. Wood and Mr. McCaman, 100% of the shares subject to such options will vest in the event the individual’s service is terminated without Cause (as defined in the respective employment agreements to which Mr. Wood and Mr. McCaman are a party (the “Employment Agreements”), and which for these purposes may include a voluntary resignation by Mr. Wood or Mr. McCaman in certain circumstances following a Material Adverse Change (as defined in the Employment Agreements)) on or within twelve months following the effective date of a Change in Control (as defined in the Employment Agreements), subject to certain release conditions.  Each of the Employment Agreements have been amended to provide that the new and any future options granted to Mr. Wood and Mr. McCaman will have acceleration provisions consistent with the foregoing.

With respect to the options granted to the directors listed above, 100% of the shares subject to such options will vest if the individual’s service is terminated on or within twelve months following the effective date of Change in Control.  For these purposes, the definition of “Change in Control” is the same as that used in the Employment Agreements.

Item 8.01 Other Events

On February 20, 2009 and pursuant to the Board’s employee incentive goals described above, the Board also approved the grant on February 23, 2009 of additional refresh options to its employees (other than its executive officers) that have previously granted options.  The employees were not required to cancel and exchange any outstanding options in connection with the refresh grants.  All of the new options granted will vest monthly over three years from the grant date with an exercise price equal to the closing price of the Company’s common stock on February 23, 2009 as reported by the OTC Bulletin Board, $0.15 per share,  are subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement and contain a provision that in the event an optionee’s service is terminated without Cause on or within twelve months following the effective date of a Change in Control, 100% of the shares subject to the refresh option will vest, subject to certain release conditions.  For these purposes, the definitions of “Cause” and “Change in Control” are the same as those used in the Employment Agreements referred to above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREDEPTH, INC., ( Registrant )

Date: February 26, 2009	By:	/s/ Jonathan J. McCaman
Mr. Jonathan J. McCaman Chief Financial Officer and Secretary